Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

KRAFT FOODS GROUP, INC.

ARTICLE I

The name of the Corporation is Kraft Foods Group, Inc.

ARTICLE II

The Corporation’s purpose is to transact any or all lawful business not required to be specifically stated in these Articles.

ARTICLE III

The Corporation shall have the authority to issue five billion (5,000,000,000) shares of Common Stock, without par value (the “Common Stock”), and five hundred million (500,000,000) shares of Preferred Stock, without par value. The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:

(A)	Voting Powers

1. Each share of Common Stock outstanding on any voting record date shall be entitled to one vote on any action of shareholders for which that voting record date was fixed. Except as otherwise required by the Virginia Stock Corporation Act (the “Act”), the exclusive general voting power for all purposes shall be vested in the Common Stock.

2. Except as otherwise required by the Act or by the Board of Directors acting pursuant to subsection B of Section 13.1-707 (or any successor provision) of the Act:

(i) the vote required to constitute any voting group’s approval of any corporate action except the election of directors, an amendment or restatement of these Articles, a plan of merger, share exchange, domestication or entity conversion, or a proposed sale or other disposition of the Corporation’s property that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision), or the dissolution of the Corporation, shall be a majority of all votes cast on the matter by such voting group at a meeting at which a quorum of such voting group exists;

(ii) the By-Laws shall set forth the vote required for the election of directors or, if not set forth in the By-Laws, the vote required shall be that set forth in the Act; and

(iii) a majority of all votes entitled to be cast by each voting group entitled to vote on such action shall be required to approve an amendment or restatement of these Articles, a plan of merger, share exchange, domestication or entity conversion, or a proposed sale or other disposition of the Corporation’s property that requires shareholder approval pursuant to Section 13.1-724 of the Act (or any successor provision) or the dissolution of the Corporation.

(B)	Common Stock

1.	Dividends

Subject to the rights of the holders of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation or property of the Corporation as the Board of Directors may declare thereon from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

2.	Dissolution

In the event of the Corporation’s dissolution, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock. For purposes of this Article III(B)2, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a merger or share exchange involving the Corporation and one or more other entity (whether or not the Corporation is the entity surviving such merger) shall not be deemed to be a dissolution of the Corporation.

(C)	Preferred Stock

The Board of Directors may determine the preferences, limitations and relative rights, to the extent permitted by the Act, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all classes and series shall have preferences, limitations and relative rights identical with those of other shares of the same class or series. The preferences, limitations and relative rights of each series shall be identical with those of shares of other series of the same class, except to the extent otherwise provided in the description of the series.

Prior to the issuance of any shares of a class or series of Preferred Stock, (1) the Board of Directors shall establish such class or series, without any action required by the shareholders, by adopting an amendment of these Articles and by filing with the State Corporation Commission of Virginia articles of amendment setting forth the designation and number of shares of the class or series and the preferences, limitations and relative rights thereof, and (2) the State Corporation Commission of Virginia shall have issued a certificate of amendment.

(D)	Classification and Reclassification of Shares

The Board of Directors, without shareholder action, may, by adoption of an amendment of these Articles:

1. Classify any unissued shares into one or more classes or into one or more series within one or more classes;

2. Reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes; or

3. Reclassify any unissued shares of any series of any class into one or more classes or into one or more series within one or more classes.

(E)	No Preemptive Rights

No holder of any capital stock of the Corporation shall have any preemptive right to subscribe for, purchase or acquire (1) any shares of capital stock of the Corporation, (2) any securities convertible into or exchangeable for any such shares or (3) any options, warrants or rights to subscribe for, purchase or acquire any such shares or securities.

ARTICLE IV

The initial registered office shall be located at 4701 Cox Rd Ste 301, Glen Allen, Va. 23060-6802 in the county of Henrico, Virginia and the initial registered agent shall be CT Corporation System, which is a corporation authorized to transact business in the Commonwealth of Virginia whose business address is the same as the address of the initial registered office.

ARTICLE V

(A)	Number of Directors

The number of directors shall be fixed in the manner provided for in the By-Laws, provided that the number of directors shall not be less than seven nor more than thirteen.

(B)	Terms of Directors

Subject to the special right of the holders of any shares of Preferred Stock to elect directors:

(i) From the effective date of these Articles until the election of directors at the 2015 annual meeting of shareholders, pursuant to Section 13.1-678 of the Act, the Board of Directors shall be divided into three groups of directors, Class I, Class II and Class III (each group as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2013 annual meeting of shareholders, the directors in Class II having a term expiring at the 2014 annual meeting of shareholders and the directors in Class III having a term expiring at the 2015 annual meeting of shareholders. Except as otherwise provided in this Article V(B), commencing with the 2013 annual meeting of shareholders and at each annual meeting of shareholders occurring thereafter, the successors to the group of directors whose terms then shall expire shall be identified as being of the same group as the directors they succeed. At all times prior to the 2015 annual meeting of shareholders, when the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the groups by the Board of Directors as to make all groups as nearly equal in number as possible.

(ii) Commencing with the 2015 annual meeting of shareholders, each director shall be elected annually and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office. Directors elected at the 2013 and 2014 annual meetings of shareholders shall hold office until the 2015 annual meeting of shareholders and in each case until their successor shall be elected and shall qualify, but subject to prior death, resignation, disqualification or removal from office.

(iii) Directors may be removed only for cause.

(C)	Vacancies

A majority of the Board of Directors, even though fewer than a quorum, may fill any vacancy on the Board of Directors, including a vacancy resulting from an increase in the number of directors.

ARTICLE VI

(A)	Definitions

For purposes of this Article VI, the following terms shall have the meanings indicated:

1. “eligible person” means a person who is or was a director or officer of the Corporation or a person who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. A person shall be considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan;

2. “expenses” includes, without limitation, counsel fees;

3. “liability” means the obligation to pay a judgment, settlement, penalty, fine (including any excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding;

4. “party” includes, without limitation, an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

5. “proceeding” means any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative and whether formal or informal.

(B)	Limitation of Liability

To the full extent permitted by the Act, as it exists on the effective date of these Articles or as hereafter amended, permits the limitation or elimination of the liability of directors, officers or other eligible persons, no director or officer of the Corporation or other eligible person made a party to any proceeding shall be liable to the Corporation or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of this Article VI.

(C)	Indemnification

To the full extent permitted by the Act, as it exists on the date hereof or as hereafter amended, the Corporation shall indemnify any person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that such person is or was an eligible person against any liability incurred by such person in connection with such proceeding. To the same extent, the Corporation is empowered to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

(D)	Termination of Proceeding

The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the eligible person did not meet any standard of conduct that is or may be a prerequisite to the limitation or elimination of liability provided in Article VI(B) or to such person’s entitlement to indemnification under Article VI(C).

(E)	Determination of Availability

The Corporation shall indemnify under Article VI(C) any eligible person who entirely prevails in the defense of any proceeding. Any other indemnification under Article VI(C) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification under Article VI(C).

The determination shall be made:

1. If there are two or more disinterested directors (as defined in the Act), by the Board of Directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

2. By special legal counsel:

(a) Selected in the manner prescribed in subdivision 1 of this subsection; or

(b) If there are fewer than two disinterested directors, selected by the Board of Directors, in which selection directors who do not qualify as disinterested directors may participate; or

3. By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Authorization of advancement or reimbursement of expenses shall be made (i) if there are two or more disinterested directors (as defined in the Act), by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or (ii) if there are fewer than two disinterested directors, by the Board of Directors in which authorization directors who do not qualify as disinterested directors may participate.

Notwithstanding the other provisions of this Article VI(E), in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification, an advance or reimbursement is claimed other than through successor directors approved by the Board of Directors as it existed prior to such date, any determination as to such indemnification, advance or reimbursement shall be made by special legal counsel agreed upon by the Board of Directors and the eligible person. If the Board of Directors and the eligible person are unable to agree upon such special legal counsel, the Board of Directors and the eligible person each shall select a nominee, and the nominees shall select such special legal counsel.

(F)	Advances

1. The Corporation shall pay for or reimburse the reasonable expenses incurred by any eligible person who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Article VI(C) if any such person furnishes the Corporation:

(a) a written statement, executed personally, of such person’s good faith belief that he or she has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification pursuant to Article VI(C); and

(b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

The undertaking required by clause (b) of this Article VI(F) shall be an unlimited general obligation but need not be secured and may be accepted without reference to financial ability to make repayment.

2. Authorizations of payments under this Article VI(F) shall be made by the persons specified in Article VI(E).

(G)	Indemnification of Others

The Corporation is empowered to indemnify or contract to indemnify any person not specified in Article VI(C) who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, to the same or a lesser extent as if such person were specified as one to whom indemnification is granted in Article VI(C).

(H)	Application; Amendment

The provisions of this Article VI shall be applicable to all proceedings commenced after it becomes effective arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of this Article VI shall impair or otherwise diminish the rights provided under this Article VI (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions and make all such determinations and authorizations as shall be necessary or appropriate to comply with its obligation to make any indemnity against liability, or to advance any expenses, under this Article VI and shall promptly pay or reimburse all reasonable expenses incurred by any eligible person in connection with such actions and determinations or proceedings of any kind arising therefrom.

(I)	Insurance

The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any eligible person (and for a person referred to in Article VI(G)) against any liability asserted against or incurred by such person whether or not the Corporation would have power to indemnify such person against such liability under the provisions of this Article VI.

(J)	Further Indemnity

1. Every reference herein to directors, officers, trustees, partners, employees or agents shall include former directors, officers, trustees, partners, employees or agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article VI shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article VI.

2. Nothing herein shall prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, By-Laws or other arrangements); provided, however, that any provision of such agreements, By-Laws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia, but other provisions of any such agreements, By-Laws or other arrangements shall not be affected by any such determination.

(K)	Severability

Each provision of this Article VI shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

Article 14.1 of Chapter 9 of Title 13.1 of the Code of Virginia shall not apply to the Corporation.

ARTICLE VIII

The Board of Directors may establish procedures and limitations regarding (i) the submission by shareholders of nominations for director and proposals for consideration at meetings of the shareholders and (ii) the calling of special meetings of shareholders.